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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of Information Management Resources, Inc. of our report dated September 6, 1996, on the balance sheets of Information Management Resources (India) Limited as of December 31, 1995 and December 31, 1994, and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1995 and December 31, 1996 and the four months ended December 31, 1993 included in Information Management Resources, Inc.'s Form S-1 (File No. 333-12037) filed on November 7, 1996, and to all references to our Firm included in this registration statement.

                                                /s/ ARTHUR ANDERSEN & ASSOCIATES

Bombay, India
March 26, 1997